UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 22, 2013 (August 15, 2013)

VENOCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-123711	77-0323555
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

370 17th Street, Suite 3900 Denver, Colorado	80202-1370
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 626-8300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The information set forth in Item 8.01 regarding the amendment to the indenture governing the 11.50% senior notes and revolving credit agreement of Venoco, Inc. (“Venoco” or the “Company”) is incorporated by reference herein.

ITEM 8.01 OTHER EVENTS.

Tender Offer. As previously disclosed, on August 6, 2013, Venoco commenced a tender offer to purchase for cash any and all of the $150 million outstanding principal amount of its 11.50% senior notes due 2017. In connection with the tender offer, Venoco also solicited consents from the holders of the 11.50% senior notes to the amendment of the indenture governing those notes to eliminate substantially all of the restrictive covenants in the indenture, among other changes. The deadline for providing consents was 5:00 p.m. New York City time on August 19, 2013.  As of the consent deadline, holders of $148,565,000 principal amount of the 11.50% senior notes tendered their notes and provided the related consents. Payment for those notes, and the related consent payments, was made on August 21, 2013. The holders of the tendered 11.50% senior notes received a total of $1,068.75 per $1,000 principal amount, plus accrued and unpaid interest up to, but not including, the date of payment. The amendment to the indenture contemplated by the consent solicitation became effective contemporaneously with the payment. The tender offer will remain open until 12:00 midnight, New York City time, on September 3, 2013, unless extended or earlier terminated.

Parent Financing Transaction. On August 15, 2013, Venoco’s sole stockholder, Denver Parent Corporation (“DPC”) completed its previously announced offering of $255 million principal amount of 12.25% / 13.00% senior PIK toggle notes due 2018. DPC used the net proceeds of the transaction to repay its senior secured notes and to make a capital contribution to Venoco. Venoco used the net proceeds of the capital contribution to fund the tender offer and consent solicitation payments described above.

Revolving Credit Agreement Amendment.  In connection with the DPC financing transaction, on August 20, 2013, Venoco entered into an amendment to its revolving credit facility to increase its ability to pay dividends to DPC. The amendment generally permits Venoco, subject to certain conditions, to pay cash dividends to DPC up to a maximum amount of $35 million in a four-quarter period on a rolling basis.

The foregoing summaries of the terms of the amendments to the indenture governing the 11.50% senior notes and the revolving credit agreement are not complete, and are qualified in their entirety by the complete text of the amendments, which are attached as Exhibits 4.1 and 10.1 hereto and are incorporated herein by reference.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)    Exhibits

Exhibit No.	Description

4.1

First Supplemental Indenture, dated as of August 21, 2013, by and among Venoco, Inc., the guarantors named therein and U.S. Bank National Association, as trustee, relating to the 11.50% senior notes due 2017.

10.1

Third Amendment to Credit Agreement, dated as of August 20, 2013, by and among Venoco, Inc., Citibank, N.A., as administrative agent, the lenders party thereto, and certain subsidiaries of Venoco, Inc. party thereto as guarantors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2013

VENOCO, INC.

	By:	/s/ Edward J. O’Donnell
	Name:	Edward J. O’Donnell
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1

First Supplemental Indenture, dated as of August 21, 2013, by and among Venoco, Inc., the guarantors named therein and U.S. Bank National Association, as trustee, relating to the 11.50% senior notes due 2017.

10.1

Third Amendment to Credit Agreement, dated as of August 20, 2013, by and among Venoco, Inc., Citibank, N.A., as administrative agent, the lenders party thereto, and certain subsidiaries of Venoco, Inc. party thereto as guarantors.